Exhibit 99.1

ZIOPHARM PRICES PUBLIC OFFERING OF COMMON STOCK

NEW YORK, NY – February 3, 2011 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) today announced the pricing of an underwritten public offering of 9,600,000 shares of its common stock at a price to the public of $5.75 per share. The public offering is expected to close on or about February 8, 2011, subject to customary closing conditions. In addition, ZIOPHARM Oncology has granted the underwriter a 30-day option to purchase up to 1,440,000 additional shares of common stock to cover overallotments.

Barclays Capital Inc. is acting as sole book-running manager in this offering.

The securities described above are being offered by ZIOPHARM pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on May 13, 2010. Copies of the prospectus supplement and related prospectus, when available, may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; Barclaysprospectus@broadridge.com (phone: 888-603-5847).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the shares in any state or other jurisdiction which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About ZIOPHARM Oncology, Inc.
ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer therapeutics. The Company is currently focused on several clinical programs. Palifosfamide (ZymafosTM or ZIO-201) references a novel composition (tris formulation) that is the functional active metabolite of ifosfamide, a standard of care for treating sarcoma and other cancers. Darinaparsin (ZinaparTM or ZIO-101) is a novel organic arsenic being developed for the treatment of various hematologic and solid cancers. Indibulin (ZybulinTM or ZIO-301) is a novel, oral tubulin binding agent that targets both mitosis and cancer cell migration. ZIOPHARM is also pursuing the development of novel DNA-based biotherapeutics in the field of cancer pursuant to a partnering arrangement with Intrexon Corporation. The partnership includes a clinical-stage product candidate in a Phase Ib study and a second product candidate that is the basis of an Investigational New Drug application that ZIOPHARM expects to submit during the first half of 2011.
ZIOPHARM’s operations are located in Boston, MA with an executive office in New York.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements, including statements related to ZIOPHARM Oncology's public offering of common stock and the completion of the offering that involve risks and uncertainties. These forward-looking statements are based upon ZIOPHARM Oncology's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering and other risks detailed in ZIOPHARM Oncology's filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and ZIOPHARM Oncology undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.
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Contact:

Tyler Cook
ZIOPHARM Oncology, Inc.
617-259-1982
tcook@ziopharm.com